UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 5, 2005

General Electric Capital Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-14804	06-1109503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Long Ridge Road, Stamford Connecticut		06927-1600
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 357-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

Item 7.01  Regulation FD Disclosure

Restatement and non-reliance

On the date hereof, General Electric Capital Services, Inc. (“GECS” or “we”) is filing an amendment to its Annual Report on Form 10-K for the year ended December 31, 2004, to amend and restate financial statements and other financial information for the years 2004, 2003 and 2002 and financial information for the year 2001 and for each of the quarters in the years 2004 and 2003 with respect to the accounting for certain derivatives transactions. These transactions relate to the treasury operations at General Electric Capital Corporation (“GECC”), its wholly-owned subsidiary.

In light of the restatement, readers should no longer rely on our previously filed financial statements and other financial information for the years and for each of the quarters in the years 2004, 2003, 2002 and 2001. Readers should also no longer rely on our previously announced results for the first quarter of 2005. Our quarterly report on Form 10-Q for the three months ended March 31, 2005 is being filed on the date hereof.

Background

In the course of a regularly scheduled audit, General Electric Company’s (“GE”) internal corporate audit staff identified errors with respect to GECC’s use of hedge accounting for certain transactions under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS 133). Descriptions of these errors follow:

•
The first errors were in accounting for interest rate and currency swaps at GECC that included fees paid or received at inception. These swaps related to about 14% of our overall borrowings at January 1, 2001, and about 6% of our overall borrowings at December 31, 2004. Our initial accounting viewed these fees as immaterial. KPMG LLP, our registered public accounting firm, reviewed this initial accounting in connection with their 2001 audit. In 2003, we discontinued use of such swaps, except for one immaterial transaction, but continued the previous accounting for those already in place. Because of the swap fees, however, the fair value of the swaps was not zero at inception as required by SFAS 133 and, accordingly, we were required to, but did not, test periodically for effectiveness.

•
The second errors arose from a hedge accounting position related to a portfolio of assets consolidated by GECC in July 2003 at the implementation of FIN 46, Consolidation of Variable Interest Entities. This portfolio included assets equal to 2% and 1% of GECS’ total assets at consolidation and at December 31, 2004, respectively. We entered into interest rate swaps in 2003 to adjust the economic yield on these newly-consolidated fixed-rate assets from a fixed to a floating rate. Adhering to our hedge documentation at the 2003 inception of these swaps, we did not perform subsequent periodic testing of their effectiveness. We determined as a result of the internal audit that the prepayment penalties in the underlying assets, which penalties had not been identified by us or KPMG LLP at implementation, were not appropriately mirrored in the associated swaps, as required in order to avoid periodic testing of effectiveness under SFAS 133. Accordingly, periodic effectiveness testing was required under SFAS 133 for these swaps.

•
In the course of the internal audit, GE’s internal audit staff also identified other errors under SFAS 133 with respect to other aspects of certain swaps and other derivative instruments. Adjustments to correct the accounting for these transactions also are included in our restated results of operations. We do not believe these other adjustments are material, individually or in the aggregate, to our financial position or our results of operations for any reported period.

During its audit, the internal audit staff reported its findings to GE and GECS management, to KPMG LLP and to the Audit Committee of the Board of Directors of GE. After initial discussions with the Audit Committee, GE and GECS management reviewed these matters in further detail, and after completing its analysis on May 5, 2005, recommended to the Audit Committee that previously reported financial results be restated to reflect correction of these errors. The Audit Committee agreed with this recommendation. Pursuant to the recommendation of the Audit Committee, the Board of Directors of GE and the Board of Directors of GECS determined at their respective meetings on May 5, 2005, that previously reported results for GECS be restated to eliminate hedge accounting for these swaps and, in light of the restatement, that the financial statements and other financial information referred to above should no longer be relied upon.

The Audit Committee of the Board of Directors of GE discussed the matters disclosed in this current report on Form 8-K with KPMG LLP, as these matters affect both GE and GECS. The Board of Directors of GECS did not separately discuss the matters disclosed in this current report with KPMG LLP.

After GE commenced the work for an internal audit in connection with GECC’s treasury operations, GE received a letter dated January 20, 2005, from the Boston District Office of the U.S. Securities and Exchange Commission, indicating that it was conducting an informal investigation and requesting that GE and GECC voluntarily provide certain documents and information with respect to the use of hedge accounting for derivatives by GE and GECC. In response to the staff’s request, GE and GECC have voluntarily provided documents and other information and they intend to continue to cooperate fully with them in their ongoing investigation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Capital Services, Inc.
(Registrant)

Date: May 6, 2005	/s/ Philip D. Ameen
Philip D. Ameen
Senior Vice President and Controller
Duly Authorized Officer and Principal Accounting Officer